Exhibit 24

POWER OF ATTORNEY FOR ANNUAL REPORT ON FORM 10-K

KNOW ALL BY THESE PRESENTS, that each of the undersigned Directors of Hooper Holmes, Inc., a New York corporation (the “Company”), which proposes to file an Annual Report on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, for the fiscal year ended December 31, 2011, hereby constitutes and appoints Ransom J. Parker and Michael J. Shea, and each of them, signing singly, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, and hereby grants to him, for and in his or her name as such Director, full power and authority as his or her agent or agents and in his or her name, place and stead:

1.    to sign such Annual Report on Form 10-K and any subsequent amendment thereto, and any and all other amendments or documents related thereto which any of said attorneys in fact, in his discretion, may deem necessary or proper; and

2.    to perform every other act which any of said attorneys in fact, in his discretion, may deem necessary or appropriate in connection with such Annual Report or any amendments thereto.

IN WITNESS WHEREOF, the undersigned have caused this Power of Attorney for Annual Report on Form 10-K to be executed, on one or more counterparts, as of the 8th day of March, 2012.

/s/ Ronald V. Aprahamian	/s/ Kenneth R. Rossano
Ronald V. Aprahamian	Kenneth R. Rossano
Director	Director

/s/ Larry Ferguson	/s/ Thomas A. Watford
Larry Ferguson	Thomas A. Watford
Director	Director

/s/ Elaine Rigolosi
Elaine Rigolosi
Director